Exhibit 4.2

CERTIFICATE OF ELIMINATION

OF

NAVIDEA BIOPHARMACEUTICALS, INC.

Navidea Biopharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Navidea Biopharmaceuticals, Inc. has duly adopted a resolution authorizing the President and/or Secretary of the corporation to execute and file with the Secretary of State of Delaware a Certificate of Elimination which will have the effect of eliminating from the Company’s Amended and Restated Certificate of Incorporation all reference to the series of preferred stock designated as the “Series C Convertible Preferred Stock.”

SECOND: None of the authorized shares of the Series C Convertible Preferred Stock are outstanding and none will be issued.

THIRD: In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series C Convertible Preferred Stock.

IN WITNESS WHEREOF, said Navidea Biopharmaceuticals, Inc. has caused this Certificate of Elimination to be signed by Brent L. Larson, its Secretary, this 21st day of June, 2013.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Brent L. Larson
Brent L. Larson

Its: Secretary